Exhibit 99.2

First Light Acquisition Group, Inc. Completes

$230 Million Initial Public Offering

NEW YORK, NY – September 14, 2021 – First Light Acquisition Group, Inc. (the “Company”), a blank check company formed for the purpose of entering into a combination with one or more businesses or entities, announced today the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the full exercise by the underwriter of its over-allotment option, at a price of $10.00 per unit. The units have been listed on the New York Stock Exchange (“NYSE”) and have started trading under the ticker symbol “FLAGU.” Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “FLAG” and “FLAGW,” respectively.

Guggenheim Securities, LLC is acting as the sole bookrunner for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange Commission (“SEC”)’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained, when available, from Guggenheim Securities, LLC, Attn: Equity Syndicate, telephone: (212) 518-9544 or email: GSEquityProspectusDelivery@guggenheimpartners.com.

First Light Acquisition Group, Inc., led by William J. Weber, is incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a target company that provides technology-enabled solutions with high-growth, mission-critical applications in government and commercial markets.

A registration statement relating to these securities has been declared effective by the SEC on September 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

FLAG Investor Relations

IR@firstlightacquisition.com

(202) 503-9255